Exhibit 18.1

March 29, 2018

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2018, of the facts relating to the change in accounting policy from allocating annual fixed equipment-related costs to interim periods in proportion to revenues recognized over the year to expensing these costs as incurred.  We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Great Lakes Dredge & Dock Corporation (“the Company”), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Company and its subsidiaries as of any date or for any period subsequent to December 31, 2017. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company and its subsidiaries as of any date or for any period subsequent to December 31, 2017.

Yours truly,

/s/ Deloitte & Touche LLP